Lithia Announces Acquisition of Subaru Store; First DCH Acquisition

Lithia Schedules Release of Fourth Quarter 2015 Results

MEDFORD, OR -- (Marketwired - January 28, 2016) - Lithia Motors, Inc. (NYSE: LAD) has acquired Riverside Subaru in Riverside, California. The store will be renamed DCH Subaru of Riverside and will add $45 million in estimated annual revenues.

Bryan DeBoer, President and Chief Executive Officer, commented, "We are pleased to announce the first west coast acquisition within our metropolitan market strategy with DCH Subaru of Riverside. Subaru is a valued partner and we are excited to enhance our strong relationship. Our combination with DCH provided over 1400 metropolitan store acquisition targets in addition to over 1200 acquisition targets within Lithia markets. We look forward to continued acquisition growth in the future."

Lithia also announced our fourth quarter 2015 earnings will be released before the market opens on Wednesday, February 24, 2016. A conference call to discuss the earnings results is scheduled for the same day at 10:00 a.m. Eastern Time.

How to Participate
The conference call may be accessed by telephone at (877) 407-8029. To listen live on our website or for replay, visit www.lithiainvestorrelations.com and click on webcasts.

About Lithia
Lithia Motors, Inc. is one of the largest automotive retailers in the United States. Lithia sells 31 brands of new vehicles and all brands of used vehicles at 137 stores in 14 states. Lithia also arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations.

Sites
www.lithia.com
www.lithiacareers.com

Lithia Motors on Facebook
http://www.facebook.com/LithiaMotors

Lithia Motors on Twitter
http://twitter.com/lithiamotors

Contact:
John North
VP Finance and Chief Accounting Officer
(541) 618-5748